Exhibit 14.15

Consent of Independent Public Accounting Firm

The Board of Directors
Valesul Aluminio S.A.

We consent to the incorporation by reference in the Registration Statement on Form F-4 of Vale Overseas Limited and Companhia Vale do Rio Doce (File Nos. 333-109610; 333-109610-01) and the Registration Statement on Form F-3 (File Nos. 333-110867; 333-10867-01) of Vale Overseas Limited and Companhia Vale do Rio Doce, of our audit report dated January 7, 2003, relating to the financial statements of Valesul Aluminio S.A. as of December 31, 2002 and for each of the years in the two-year period ended December 31, 2002, which report appears in the Form 20-F of Vale Overseas Limited and Companhia Vale do Rio Doce for the year ended December 31, 2003.

KPMG Auditores Independentes

/s/ KPMG Auditores Independentes

Rio de Janeiro, Brazil

June 4, 2004